Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118

August 10, 2021

EVERSOURCE ENERGY

Pricing Term Sheet
Issuer:	Eversource Energy
Security:	$350,000,000 Floating Rate Senior Notes, Series T, Due 2023
Principal Amount:	$350,000,000
Maturity Date:	August 15, 2023
Coupon:	Floating rate based on Compounded SOFR plus 0.25%. In no event will the interest rate on the Floating Rate Notes be less than zero.
Price to Public:	100.00% of the principal amount
Interest Payment Dates:	Payable quarterly in arrears on February 15, May 15, August 15 and November 15, beginning on November 15, 2021.
Redemption Provisions:	None
Trade Date:	August 10, 2021
Settlement Date*:	August 13, 2021 (T+3)
CUSIP / ISIN:	30040W AM0 / US30040WAM01
Expected Ratings**:	Baa1 (Moody’s); BBB+ (S&P); BBB+ (Fitch)
Global Coordinators:	Barclays Capital Inc. BofA Securities, Inc.
Joint Book-Running Managers:	MUFG Securities Americas Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
Co-Managers:	Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the notes initially will settle T+3 (on August 13, 2021) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; contacting BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com; MUFG Securities Americas Inc. toll-free at (877) 649-6848; TD Securities (USA) LLC toll-free at (855) 495-9846; or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.